Exhibit 99.1

MGC Diagnostics Corporation 350 Oak Grove Parkway Saint Paul, MN 55127 Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Reports
2014 Second Quarter Operating Results

SAINT PAUL, MN (June 12, 2014) — MGC Diagnostics Corporation (NASDAQ: MGCD), a global medical technology company, today reported financial results for the second quarter ended April 30, 2014.

Second Quarter Fiscal 2014 Highlights:

•	Net Income for the 2014 second quarter increased 22% to $308,000, or $0.07 per diluted share, compared to net income of $252,000, or $0.06 per diluted share in the 2013 second quarter;
•	Second quarter revenue was $7.4 million, compared to $7.6 in the 2013 second quarter;
•	Sequential quarterly revenue grew 17.8% versus the fiscal 2014 first quarter;
•	International sales for the quarter increased 27% to $1.6 million, compared to last year’s period;
•	Second quarter service revenue increased 35% on a year-over-year basis;
•	The second quarter Attachment Rate of point-of-sale extended service contracts improved to 32%, compared to 27% in the 2013 second quarter;
•	Second quarter 2014 recurring revenue (service and supplies revenues) totaled $3.2 million, or 43% of total revenue;
•	The Company achieved 12 second quarter competitive account conversions, resulting in $839,000 of revenue;
•	Second quarter current and long-term deferred revenue was $5.9 million;
•	Backlog at the end of the second quarter was $542,000, an increase of 46% from the first quarter of fiscal 2014;
•	Strong balance sheet with $11.4 million in cash and cash equivalents, $15.4 million of working capital and no long-term debt; and
•	At October 31, 2013, the Company had federal net operating loss carry forwards of approximately $12.8 million that may be used to offset a portion of the Company’s future tax liability.

Todd M. Austin, Chief Executive Officer of MGC Diagnostics, said, “Our fiscal 2014 second quarter results demonstrate significant improvement compared to our fiscal 2014 first quarter. We continue to have orders in our pipeline that have been delayed due to customer uncertainties regarding the financial impact of the Affordable Care Act, which has lengthened our sales cycle. Management anticipates MGC will close these orders during fiscal 2014 as the industry more fully understands the reimbursement issues under the Affordable Care Act.”

Second quarter fiscal 2014 revenue of $7.4 million was comparable to $7.6 million in the second quarter of fiscal 2013. Domestic 2014 second quarter sales decreased 7% to $5.9 million compared to $6.3 million in the second quarter of 2013, while international sales increased 27% to $1.6 million from $1.2 million for last year’s second quarter. Second quarter Group Purchasing Organization (“GPO”) sales increased 5% to $4.1 million, compared to $3.9 million in the prior year’s second quarter.

Equipment, supplies and accessories sales decreased 9% in the 2014 second quarter to $5.8 million compared to $6.4 million in the 2013 second quarter. Service revenues increased 35% to $1.6 million in the 2014 second quarter, compared to $1.2 million in the 2013 second quarter. The Attachment Rate, which tracks the sale of extended service contracts at the point of new equipment sales, increased to 32% for the fiscal 2014 second quarter, compared to 27% for the same period last year.

Gross margin increased slightly to 55.8%, compared to 55.7% for the 2013 second quarter, primarily due to revenue mix as our service revenue comprised a greater percentage of revenue in the 2014 second quarter. Gross margin for equipment, supplies and accessories decreased slightly to 52.8% for the second fiscal quarter of 2014, compared to 52.9% for the prior year’s quarter. Gross margin for services decreased to 66.4% for the quarter, compared to 70.3% for the prior year’s quarter, due primarily to the higher costs associated with servicing extended service contracts.

Second quarter 2014 general and administrative expenses totaled $1.3 million, or 17.3% of revenue, compared to $1.2, or 16.0% of revenue in the comparable quarter last year. Sales and marketing expenses were $1.9 million, or 25.4% of revenue, compared to $2.1 million, or 27.7% of revenue, in the 2013 second quarter. Research and development expenses were $640,000, or 8.6% of revenue, compared to $640,000, or 8.5% of revenue in last year’s second quarter.

Second quarter operating income improved to $327,000, compared to operating income of $258,000 in the 2013 second quarter. For the 2014 second quarter, the Company reported net income of $308,000, or $0.07 per diluted share, compared to net income of $252,000, or $0.06 per diluted share, in the 2013 second quarter.

“We enter the second half of fiscal 2014 with a robust sales pipeline, a solid balance sheet with cash in excess of $11 million and no long-term debt,” continued Mr. Austin. “We are well positioned to leverage our newly formed strategic partnership with Sleep Virtual, as we enter the adjacent Cardiorespiratory diagnostic market for the detection, classification and management of sleep apnea. This, and other strategic opportunities, allows us to strengthen our competitive and financial position.

Mark W. Sheffert, Chairman of the Board of Directors, said, “The recently appointed executive management team of CEO Todd Austin, President Matt Margolies and COO and CFO Wes Winnekins is dedicated to leveraging the progress achieved by our employees and business partners over the past two years to drive operational and financial results with the goal of rewarding our loyal shareholders. We look forward to the opportunities ahead with great anticipation.”

Net Operating Loss Carry Forward
At October 31, 2013, the Company had federal net operating loss carry forwards of approximately $12.8 million, not subject to IRC annual limitations on use. These loss carry forwards will expire in years 2018 through 2032.

Conference Call
The Company has scheduled a conference call for Thursday, June 12, 2014 at 4:30 p.m. ET to discuss its financial results for the second quarter of fiscal year 2014.

Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or listen via a live Internet webcast on the Company’s website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code10047466, through June 19, 2014. A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

About MGC Diagnostics
MGC Diagnostics Corporation (NASDAQ: MGCD), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its subsidiary Medical Graphics Corporation, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements
From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors, see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2013, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contact:	Wesley W. Winnekins	Joe Dorame, Robert Blum, Joe Diaz
	MGC Diagnostics Corporation	Lytham Partners, LLC
	Chief Financial Officer and	(602) 889-9700
	Chief Operating Officer	mgcd@lythampartners.com
(651) 484-4874

(Financial Tables to Follow)

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets
April 30, 2014 and October 31, 2013
(In thousands, except share and per share data)

	April 30, 2014	October 31, 2013
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$11,352	$10,574
Accounts receivable, net of allowance for doubtful accounts of $229 and $147, respectively	6,204	8,048
Inventories, net of obsolescence reserve of $394 and $306, respectively	4,134	3,499
Prepaid expenses and other current assets	1,282	1,102
Total current assets	22,972	23,223
Property and equipment, net of accumulated depreciation of $4,247 and $4,094, respectively	911	779
Intangible assets, net	2,477	2,189
Total Assets	$26,360	$26,191
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$2,307	$1,871
Employee compensation	1,203	1,945
Deferred revenue	3,332	3,091
Other current liabilities and accrued expenses	687	905
Total current liabilities	7,529	7,812
Long-term liabilities:
Long-term deferred revenue and other	2,753	2,535
Total Liabilities	10,282	10,347
Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,223,813 and 4,193,990 shares issued and 4,177,203 and 4,127,896 shares outstanding in 2014 and 2013, respectively	418	413
Undesignated shares, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	22,766	22,606
Accumulated deficit	(7,106)	(7,175)
Total Shareholders’ Equity	16,078	15,844
Total Liabilities and Shareholders’ Equity	$26,360	$26,191

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARY
Consolidated Statements of Income (Loss)
(Unaudited in thousands, except per share data)

	Three months ended April 30,		Six Months ended April 30,
	2014	2013	2014	2013
Revenues
Equipment, supplies and accessories revenues	$5,798	$6,360	$10,757	$12,166
Service revenues	1,629	1,203	2,974	2,405
	7,427	7,563	13,731	14,571
Cost of revenues
Cost of equipment, supplies and accessories revenues	2,736	2,996	5,036	5,831
Cost of service revenues	547	357	987	708
	3,283	3,353	6,023	6,539
Gross margin	4,144	4,210	7,708	8,032
Operating expenses:
Selling and marketing	1,884	2,094	3,900	4,220
General and administrative	1,287	1,214	2,430	2,632
Research and development	640	640	1,264	1,287
Amortization of intangibles	6	4	13	11
	3,817	3,952	7,607	8,150
Operating income (loss)	327	258	101	(118)
Interest income	—	1	—	1
Income (loss) before taxes	327	259	101	(117)
Provision for taxes	19	7	36	14
Net income (loss)	$308	$252	$65	$(131)

Income (loss) per share:
Basic	$0.07	$0.06	$0.02	$(0.03)
Diluted	$0.07	$0.06	$0.02	$(0.03)
Weighted average common shares outstanding:
Basic	4,163	3,930	4,149	3,910
Diluted	4,237	3,994	4,234	3,910
Dividends declared per share	$—	$0.45	$—	$0.45

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARY
Consolidated Statements of Cash Flows
(Unaudited in thousands)

	Six Months ended April 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$65	$(131)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	155	110
Amortization	69	53
Stock-based compensation	211	234
Increase(decrease) in allowance for doubtful accounts	82	(13)
Increase in inventory obsolescence reserve	88	9
Gain on disposal of equipment	—	(3)
Changes in operating assets and liabilities:
Accounts receivable	1,762	(625)
Inventories	(723)	(215)
Prepaid expenses and other current assets	(180)	76
Accounts payable	436	(226)
Employee compensation	(742)	42
Deferred revenue	416	1,058
Other current liabilities and accrued expenses	(231)	142
Net cash provided by operating activities	1,408	511

Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(611)	(598)
Net cash used in investing activities	(611)	(598)

Cash flows from financing activities:
Dividends paid	—	(1,800)
Proceeds from issuance of common stock under employee stock purchase plan	67	68
Proceeds from the exercise of stock options	—	345
Repurchase of common stock upon vesting of restricted stock awards	(86)	(23)
Net cash used in financing activities	(19)	(1,410)

Net increase (decrease) in cash and cash equivalents	778	(1,497)
Cash and cash equivalents at beginning of period	10,574	9,665
Cash and cash equivalents at end of period	$11,352	$8,168

Cash paid for taxes	$56	$18
Supplemental non-cash items:
Current and non-current liabilities issued for leasehold improvements	$33	$210
Accrued dividends (reversal)	(4)	56